Exhibit 99.1

COMPANHIA PARANAENSE DE ENERGIA - COPEL

Corporate Taxpayer’s ID (CNPJ): 76.483.817/0001-20

PUBLICLY HELD COMPANY

CVM Registration No. 1431-1

MINUTES OF THE TWO HUNDREDTH AND FIRST

EXTRAORDINARY SHAREHOLDERS' MEETING

Held on March 11, 2021, at 10:00 a.m., at the Company's headquarters located at Rua Coronel Dulcídio nº 800, in the City of Curitiba. Shareholders representing 89.62% (eighty-nine point sixty-two) of the voting capital attended the Extraordinary General Meeting according to signatures in the Shareholders' Attendance Book number 3, page 60 , representing the State of Paraná under the terms of State Decree 6,262, of February 20, 2017, Article 7, item V, pursuant to the Competence Delegation of the State Companies Control Council (CCEE) issued on March 25, 2020 by Mr. Marcelo Luiz Curado, Executive Secretary of CCEE. The Meeting was attended by Messrs. Marcel Martins Malczewski (Chairman of the Board of Directors), Mr. Demetrius Nichele Macei (Chairman of the Fiscal Council), Mr. Daniel Pimentel Slaviero (Chief Executive Officer), Mr. Adriano Rudek de Moura (Chief Financial and Investor Relations Officer), Companhia Paranaense de Energia - Copel and Mr. Fernando de Souza Leite, representative of Deloitte Touche Tohmatsu Limited - Deloitte. The Meeting was installed by Mr. Marcel Martins Malczewski, Chairman of the Board of Directors, who delegated Mr. Marcelo Luiz Curado, representative of the State of Paraná, as the Chairman of the Presiding Board. Mr. Marcelo Luiz Curado greeted all those present and invited Mrs. Denise Teixeira Gomes to act as Secretary of the Meeting. Mr. Curado proceeded by reading the Call Notice, informing that said document was filed simultaneously, via electronic system, on the websites of Comissão de Valores Mobiliários - CVM and B3 S.A. - Brasil, Bolsa, Balcão, on February 8, 2021, and was also published on the “Diário Oficial do Estado do Paraná” on: i. February 9, 2021, edition 10867, pages 12 and 13; ii. on February 10, 2021, edition 10868, pages 10 and 11; and iii. on February 11, 2021, edition 10869, pages 12 and 13; and in the newspaper "Folha de Londrina" on: i. February 9, 2021, section “Política”, page 7; ii. February 10, 2021, section “Política”, page 6; and iii. February 11, 2021, section “Economia”, page 18, with the Call Notice expressed under the following terms: The Shareholders of Companhia Paranaense de Energia - Copel are invited to meet, in person, at the Extraordinary Shareholders’ Meeting, to be held at Rua Coronel Dulcídio nº 800, Curitiba, Paraná, on March 11, 2021 at 10:00 a.m. to decide on the following agenda: EXTRAORDINARY SHAREHOLDERS’ MEETING. 1. Total reform and consolidation of the Company’s Bylaws, according to amendments detailed in the management's proposal, including the following alterations, among others: a) establish the Company's headquarters in the Municipality of Curitiba, State of Paraná, with assignment of powers to the Board of Directors to establish the full address of the Company, within the headquarters provided for in the Bylaws; b) the stock split, in the proportion of one (1) share to ten (10) shares, provided that, for each one (1) share issued by the Company, nine (9) new shares of the same class and type will be credited (“Stock Split”), subject to the operating procedures of B3 S.A. - Brasil, Bolsa e Balcão (“B3”) and Banco Bradesco S.A., the financial institution provider of the Company's stock bookkeeping service (“Bookkeeper”); c) inclusion of the right of common shares ("ON") to be converted, by decision of the holder, into an equal quantity of class "B" preferred shares ("PNB") (conversion factor of 1:1) and the right of PNB shares to be converted, by decision of the holder, into an equal quantity of ON shares (conversion factor of 1:1), exclusively for purposes of forming and issuing the Company’s depository receipts, composed of one (1) ON share and four (4) PNB shares ("UNITs"), in compliance with the procedures, terms and conditions to be established by the Company’s Board of Directors ("Conversion of Shares"); d) provision of sponsorship, by the Company, for the issuance of UNITs composed of one (1) ON share and four (4) PNB shares, according to rules, procedures and conditions to be approved by the Board of Directors (“UNITs Program”); e) the need for the holders of preferred shares to approve, at a special shareholders’ meeting, the suppression or alteration of the device that ensures compliance with the regulations in force issued by the National Electric Energy Agency - ANEEL, by means of normative acts, as well as by means of the regulatory clauses contained in the concession agreements to which Copel Distribuição S.A. is a signatory, ensuring full application on the base dates of fares values established by the granting authority (“Fares Adjustment”); f) change in the composition of the Board of Directors to increase from two (2) to three (3) the number of members to be elected by non-controlling shareholders, in a separate election, without the participation of the controlling shareholder, with minority shareholders holding common to elect two (2) board members and one (1) member will be elected by the shareholders holding preferred shares that meet the requirements of Article 141, Paragraphs 4 and 5 of Federal Law No. 6,404/1976; g) review of the duties of the Board of Directors and of the Executive Board; h) creation in bylaws of three (3) new committees, whose duties shall be defined in internal regulations to be approved by the Board of Directors: (i) Minority Committee for the purpose of analyzing and issuing recommendations and opinions on matters involving transactions between the Company and the controlling shareholder; (ii) Investment and Innovation Committee, which will be composed of three (3) members of the Board of Directors, one of them a member elected by the non-controlling shareholders, and will have the purpose of evaluating and issuing recommendations on the Company's investment plans; and (iii) Sustainable Development Committee with the purpose of assisting the Board of Directors in proposing guidelines, policies and main topics related to people management and environmental, social and governance issues (ESG); i) inclusion of provisions to migrate to Level 2, which will have their effectiveness suspended under the condition (condition precedent) of financial settlement of the secondary public offering for the distribution of shares or UNIT to be carried out by the controlling shareholder and for the Company's admission at Level 2, among which the following stand out: (i) attribution of restricted voting to preferred shares in the deliberations of the general meeting pertinent to the matters provided for in the Level 2 Listing Regulation (“Regulation”); (ii) the obligation of the members of the Board of Directors and the Fiscal Council to sign a term of adhesion to the Regulation; (iii) in case of transfer of control (and provided that the constitutional and legal rules are observed), the buyer's shall launch a for all common shares and preferred shares issued by the Company, for the same price per share paid to the selling controlling shareholder; (iv) mandatory tender offer, at the economic value per share, in case of withdrawal from Level 2 or cancellation of registration as a publicly-held company; and (v) arbitration provision whereby the Company, its shareholders, managers and the members of the Fiscal Council undertake to settle, by means of arbitration, before the Market Arbitration Chamber (Câmara de Arbitragem do Mercado), any and all disputes or controversies that may arise between them, under the terms of the Regulation; j) inclusion of a transition rule that maintains bylaws’ provisions of B3's Level 1 Corporate Governance inforce as long as the Company does not migrate to Level 2; k) other wording adjustments, cross-reference and numbering of clauses; and; l) consolidate such proposed amendments to the bylaws in the Company's updated Bylaws. 2. Authorization for the Company’s management to perform all acts necessary to effect the resolutions arising from the statutory reform, including, without limitation, operating the Split, defining the procedures and conditions for the Conversion of Shares and the formation of the UNITs, hiring the financial institution issuing the UNITs, promote the listing of the UNITs with B3 in order to allow the effective negotiation of the UNITs, practice the necessary acts abroad in relation to the depositary receipts programs and, subject to the implementation of the suspensive conditions provided for in the bylaws, request B3 the admission of the Company to Level 2 and sign the Level 2 Participation Agreement. Notes: (i) documents referring to the matters to be discussed at the General Meeting, including the Manual for Participation in General Shareholders’ Meetings and the Management's Proposal, are available for shareholders’ consultation at the Company’s headquarters as well as on its website (ri.copel.com); (ii) the Company’s shareholder shall take part in the General Meeting by: (a) attending it in person and casting his/her vote on the meeting’s agenda items; (b) by appointing a proxy with specific powers to represent him/her, who shall attend it in person; or (c) through a ballot paper for the exercise of his/her voting right at a distance; (iii) for organizing purposes, it is recommended that powers-of-attorney for the General Meeting, together with all other supporting documents, be sent by e-mail to acionistas@copel.com or filed at the Company’s head office, at the Chief Financial and Investor Relations Office, at the Shareholders and Custody Department of the Chief Financial and Investors’ Relations Office, at Rua Coronel Dulcídio nº 800, 3rd floor, Curitiba, at least 48 (forty-eight) hours prior to the meeting; (iv) the ballot papers, according to CVM Rule 481/09, may be sent through the shareholders’ custody agents to the Bookkeeper of shares issued by the Company or, yet, directly to the Company, according to guidelines in the Reference Form, item 12.2, and in the Manual for Participation in General Shareholders’ Meetings; and (v) detailed guidelines on the documentation required for participation in the General Shareholders’ Meeting are contained in the Manual for Participation in General Shareholders’ Meetings. Curitiba, February 8, 2021. Marcel Martins Malczewski - Chairman of the Board of Directors Moving on to item 1 of the Agenda - Total reform and consolidation of the Company’s Bylaws, according to amendments detailed in the management's proposal, the Chairman noted that, in compliance with the Company’s requirements and in search of improving and constantly enhancing its corporate governance, the proposal prepared by Management was submitted for appreciation, analysis and deliberation of this General Shareholders' Meeting, regarding the broad and complete reform of the Bylaws of Companhia Paranaense de Energia - Copel, and its consolidation, in accordance with the recommendations of the Board of Directors, which forwarded the matter to this Meeting at its 210th Board Meeting held on January 20, 2021, and pursuant to the amendments listed in the Management Proposal made available with the Manual for Participation in General Shareholders' Meetings, including the detailed and justified changes, item by item, in the Comparative Amendment Chart, which was also disclosed and made widely available to the market. The management proposal included, among others, the following amendments: establish the Company's headquarters in the Municipality of Curitiba, State of Paraná, with powers attributed to the Board of Directors to determine the Company’s full address, within the headquarters provided for in the Bylaws; the stock split of the Company’s shares, in the proportion of one (1) share to ten (10) shares; inclusion of the right of common shares ("ON”) to be converted, by decision of the holder, into an equal quantity of class "B" preferred shares ("PNB") (conversion factor of 1:1) and the right of PNB shares to be converted, by decision of the holder, into an equal quantity of ON shares (conversion factor of 1: 1), exclusively for purposes of forming and issuing the Company's depository receipts, composed of one (1) ON share and four (4) PNB shares ("UNITs"), in compliance with the procedures, terms and conditions to be established by the Company's Board of Directors (“Conversion of Shares”); provision of sponsorship, by the Company, for the issuance of UNITs composed of one (1) ON share and four (4) PNB shares, according to rules, procedures and conditions to be approved by the Board of Directors (“UNITs Program”); the need for the holders of preferred shares to approve, at a special shareholders’ meeting, the suppression or alteration of the device that ensures compliance with the regulations in force issued by the National Electric Energy Agency - ANEEL, by means of normative acts, as well as by means of the regulatory clauses contained in the concession agreements to which Copel Distribuição S.A. is a signatory, ensuring full application on the base dates of fares values established by the granting authority (“Tariff Readjustment”); change in the composition of the Board of Directors to increase from two (2) to three (3) the number of members to be elected by non-controlling shareholders, in a separate election, without the participation of the controlling shareholder, with minority shareholders holding common to elect two (2) board members and one (1) member will be elected by the shareholders holding preferred shares that meet the requirements of Article 141, Paragraphs 4 and 5 of Federal Law No. 6,404/1976; revision of the duties of the Board of Directors and of the Executive Board; creation in bylaws of three (3) new committees, whose duties shall be defined in internal regulations to be approved by the Board of Directors: (i) Minority Committee; (ii) Investment and Innovation Committee; and (iii) Sustainable Development Committee: inclusion of statutory provisions referring to the Company's migration to the Level 2 Corporate Governance segment of B3 (“Level 2”), which will have their effectiveness suspended if a financial settlement occurs for a secondary public offering of shares or UNITs by the controlling shareholder and the Company’s admission tothe Level 2 segment; inclusion of a transition rule that maintains the statutory provisions of the Level 1 Corporate Governance segment of B3 in force as long as the Company has not migrated to Level 2;other wording adjustments, cross-reference and renumbering; and the consolidation of said proposed amendments to the Company's current Bylaws. The matters on item 1 were put to vote and approved by a majority of the attending shareholders, with 129.973.757 votes in favor and 200 abstentions, according to the voting map attached to these minutes. It was noted that all votes presented by the shareholders attending this Extraordinary Shareholders’ Meeting regarding item 1 were received by the presiding board. Following, with the approval of the proposed statutory reform, the establishing of the headquarters in the Municipality of Curitiba, State of Paraná and the granting of powers for the Board of Directors to define the address, it is stated in these minutes that, until the Board of Directors further deliberates on the changing of the corporate address, the Company’s headquarters shall remain at Rua Coronel Dulcídio, 800, Batel, Curitiba, Paraná, CEP 80.420-170. It was also recorded that the Stock split approved herein shall be carried out by crediting, for each one (1) share held by shareholders, nine (9) new shares of the same type and class. Company shares will be traded with no right to Stock split (“ex-stock split”) as of March 12, 2021 (including this date), and the new shares will be credited to shareholders by March 16, 2021. Finally, upon the approval of item 1, the Company’s Bylaws, which becomes effective on this date, shall have the following wording:

CHAPTER I - NAME, LIFE TERM, HEAD OFFICE AND CORPORATE PURPOSES Article 1 Companhia Paranaense de Energia, hereinafter referred to as "Copel" or "Company", is a mixed capital publicly-held company, legal entity under private law whose major stakeholder is the State of Paraná. The Company was incorporated by State Decree no. 14,947/1954, as authorized by State Law no. 1,384/1953, being governed by these Bylaws, Federal Laws no. 6,404/1976 and 13,303/2016, and further applicable legal provisions. Article 2 The Company's term is indefinite. Article 3 Copel is headquartered in and subject to the jurisdiction of the city of Curitiba, in the state of Paraná, Brazil, and may establish branches, agencies and offices in the country and abroad. Article 4 The Company's corporate purposes are: I researching and studying, technically and economically, any sources of energy, providing solutions for sustainable development; II researching, studying, planning, constructing, and developing the production, transformation, transportation, storage, distribution, and trade of energy in any of its forms, chiefly electric power, as well as fuels and energetic raw materials; III studying, planning, designing, constructing, and operating dams and their reservoirs, as well as other undertakings for multiple uses of water resources; IV providing services in energy trading, energy infrastructure, information and technical assistance concerning the rational use of energy to business undertakings with the aim of implementing and developing economic activities deemed relevant for the development of the State, upon approval by the Board of Directors; and V developing activities in the areas of energy generation, electronic data transmission, electronic communications and control, cellular telephone systems, and other endeavors that may be deemed relevant to the Company and the State of Paraná, being authorized, for such aims, upon approval by the Board of Directors, and for the aims set forth in sub-items II and III above, to join, preferably holding major stakes or controlling interest, consortia or concerns with private companies, pension funds or other private entities, to participate in bidding processes of new concessions and/or already established special purpose companies to exploit already existing concessions, having taken into consideration, besides the projects' general features, their respective social and environmental impacts. Paragraph 1 The Company may, in order to achieve its corporate purpose, establish subsidiaries, take control of a company and hold stocks of other companies related to its corporate purpose, in accordance with state law, upon approval by the Board of Directors. Paragraph 2 In order to achieve its corporate purpose, and within its area of operations, the Company may open, install, maintain, transfer or extinguish branches, facilities, offices, representations or any other establishments, as well as appoint representatives, in compliance with the applicable laws and regulations. Paragraph 3 With the admission of the Company to the special listing segment of B3 (Brasil, Bolsa, Balcão), called Level 2 of Corporate Governance, the Company, its shareholders, senior managers (members of the Board of Directors and of the Executive Board) and members of the Supervisory Board are subject to the provisions on the Regulation of Level 2 Listing (Level 2 Regulation). Paragraph 4 The provisions of B3's Corporate Governance Level 2 Regulations shall prevail over the provisions of the Bylaws, in the event of prejudice to the rights of the addressees of the public offerings provided for in these Bylaws. CHAPTER II - CAPITAL STOCK AND SHARES Article 5 Underwritten paid up capital is R$10,800,000,000.00 (ten billion and eight hundred million reais), represented by 2,736,553,750 (two billion, seven hundred and thirtysixty million, five hundred and fifty-three thousand and seven hundred and fifty) shares, with no par value, composed of 1.450.310.800 (one billion and four hundred and fifty million, three hundred and ten thousand and eight hundred) ordinary shares, and 1.286.242.950 (one billion, two hundred and eighty-six million, two hundred and forty-two thousand and nine hundred and fifty) preferred shares, of which 3.267.520 (three million, two hundred and sixty-seven thousand and five hundred and twenty) shares are class “A” and 1.282.975.430 (one billion, two hundred and eighty-two million, nine hundred and seventy-five thousand and four hundred and thirty) shares are class “B”. Paragraph 1 Upon approval by the Board of Directors, after consulting with the Supervisory Board, in accordance with current legislation, the capital stock may be increased, irrespective of any amendment to the Bylaws, up to the limit of 4,000,000,000 (four billion) shares, exclusively for the capitalization of profits and reserves or, in the event the General Meeting decides to issue subscription warrants, convertible debentures or grant stock options to managers and employees, the exercise of the respective conversion or subscription rights. Paragraph 2 The shares are registered, book-entry, kept in deposit accounts, in an authorized financial institution. All shares shall be registered. Paragraph 3 The Company is authorized to choose the financial institution, by resolution of the Board of Directors, to keep the book entry shares in deposit accounts. Paragraph 4 Upon approval by the Board of Directors, the Company may purchase its own shares, in compliance with the rules set down by the Securities Commission. Paragraph 5 The capital stock may be increased upon issuance of class “B” preferred shares, regardless of any proportional relation to the existing share classes or ordinary shares, up to the limit provided for in Federal Law no. 6,404/1976, and further amendments. Paragraph 6 The preferred shares, with restricted voting rights, pursuant to § 7 below, shall be of classes "A" and "B", and shall confer on their holders the following preferences and advantages: I The class “A” preferred shares shall have priority in the distribution of a minimum annual dividend of ten percent, to be equally allotted among them, such dividends being determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year and which shall be imputed to the mandatory dividend provided for in Article 88; II The class “B” preferred shares shall have priority in the distribution of a minimum annual dividend, to be equally allotted among them, in the amount of, at least, twenty-five percent of the net profit duly adjusted, as provided for in Federal Law no. 6,404/1976, and further amendments, and determined upon the paid-in capital proper to such share type and class on December 31 of the previous financial year. III The above mentioned dividends awarded to class “B” preferred shares shall have priority of distribution only in relation to ordinary shares and shall be paid from the remaining profits after the dividends of the class “A” preferred shares have been distributed. IV The dividends to be paid per preferred share, independently of its class, shall be at least ten percent higher than the dividends to be paid per common share, as provided for in Federal Law no. 6,404/1976, and further amendments; V The preferred shares shall acquire voting rights if, for three consecutive financial years, those shares are not granted the minimum dividends to which they are entitled; and VI Preferred shares assure their holders the right to be included in a public offer for the acquisition of shares as a result of the Sale of Company Control at the same price and under the same conditions offered to the Selling Controlling Shareholder. Paragraph 7 Each preferred share confers on its holder the right to restricted voting, exclusively, in the following matters: I transformation, incorporation, merger or spin-off of the Company; II approval of agreements between the Company and the Controlling Shareholder, directly or through third parties, as well as other companies in which the Controlling Shareholder has an interest, whenever, by virtue of legal or statutory provision, they are resolved in a General Meeting; III valuation of assets destined to the payment of the Company's capital increase; IV choice of specialized institution or company to determine the Economic Value of the Company, pursuant to Article 101 of these Bylaws; V alteration or revocation of bylaws provisions that alter or modify any of the requirements set forth in item 4.1 of B3's Level 2 Corporate Governance Regulations, with the exception that this voting right shall prevail while the Level 2 Corporate Governance Agreement is in effect; and VI exclusion or amendment aimed at suppressing the right provided for in item XXIX of Article 28, as well as in this item, except that such amendment shall depend on the approval of the majority of the preferred shares at a special meeting called for this purpose. Paragraph 8 The Company may issue multiple shares and bonds that provisionally represent them. Shareholders may replace simple securities of their shares with multiple securities, as well as convert them at any time into those securities, at the expense of the interested party, the expenses of conversion. Paragraph 9 The shares issued by the Company may be converted into another type and class, subject to the following rules: I the class "A" preferred shares may be converted into class "B" preferred shares at any time; II the common shares may be converted into preferred class "B" shares, in accordance with the terms, conditions and procedures defined by the Board of Directors, for the sole purpose of forming Units, as defined in Article 105; III the class "B" preferred shares may be converted into common shares, in accordance with the terms, conditions and procedures defined by the Board of Directors, with the sole purpose of creating Units, as defined in Article 105; and IV the common shares and the class "B" preferred shares may under no circumstances be converted into class "A" preferred shares. Paragraph 10 Issues of shares, subscription warrants, debentures or other securities, up to the limit of the authorized capital, may be approved with the exclusion of the preemptive right or reduction of the term for its exercise, not less than 30 (thirty) days, under the terms of Federal Law 6,404/1976 and subsequent amendments. Paragraph 11 Debentures may be simple or convertible into shares, pursuant to Federal Law 6,404/1976 and subsequent amendments. SHAREHOLDERS' MEETING - SM Article 6 The Shareholders' Meeting is the Company's highest decision-making body, with power to decide upon all matters related to the corporate purpose, and shall be governed by current legislation. Article 7 The Shareholders' Meeting shall be convened by the Board of Directors or, when authorized by law, by the Executive Board, by the Supervisory Board or by shareholders. Article 8 The minimum notice for a Shareholders’ Meeting shall be thirty days. Should there be no quorum for its opening, there shall be a second calling at least eight days prior to the meeting, pursuant to Federal Law no. 6,404/1976. All documents concerning the agenda for the meeting shall be made available to shareholders on the date of its calling, including electronically. Sole Paragraph. In order to be brought before the Shareholders’ Meeting, a matter must be properly specified in the notice of meeting, the inclusion of general subjects in the agenda of the Shareholders’ Meeting not being permitted. Article 9 The Shareholders’ Meeting shall be opened and presided over by the Chairman of the Board of Directors, or by a deputy appointed by him or her, or by a shareholder elected at that time by his or her peers. Paragraph 1 The quorum required for the opening and passing of resolutions at the Shareholders’ Meetings shall be that established by the current legislation. Paragraph 2 The Chairman of the Meeting shall select from those present one shareholder to act as secretary. Article 10 The Annual Shareholders’ Meeting shall be held every year within the first four months subsequent to the end of the financial year, in order to decide on matters set in accordance with legal provisions. Extraordinary Shareholders’ Meetings may be called whenever necessary. Sole Paragraph The Ordinary General Meeting and the Extraordinary General Meeting may be called and held cumulatively at the same place, date and time, in a single minute. Article 11 At General Meetings, each ordinary share shall give the right to one (1) vote. Exclusively in matters where the preferred shares have restricted voting rights, pursuant to these Bylaws, each preferred share shall give the right to one (1) vote. Article 12 A shareholder may participate of Shareholders’ Meetings or authorize another person to act for him or her by proxy. Such proxy, with limited powers, along with pertinent documents, shall be presented before or at the time of the meeting, in accordance with legal requirements. Article 13 The Shareholders’ Meeting minutes shall be drawn up pursuant to current legislation. Article 14 Unless otherwise required by law, the Shareholders’ Meeting shall be held to decide on the following matters: I increase in capital stock beyond the limit authorized in these Bylaws; II valuation of assets contributed by the shareholder for the capital stock; III transformation, merger, incorporation, spin-off, dissolution and liquidation of the Company; IV amendment of these Bylaws; V election and dismissal, at any time, of members of the Board of Directors, the Fiscal Council and alternate members and the Nominating and Evaluation Committee; VI setting the remuneration of Directors, Fiscal Directors and members of Statutory Committees; VII approval of the financial statements, the allocation of the income for the year and the distribution of dividends, in accordance with the dividend policy; VIII authorization for the Company to file civil liability suits against the Senior Managers for damages caused to their assets; IX disposal of real estate directly linked to the rendering of services and the granting of liens on them; X exchange of shares or other securities; XI issuance of debentures convertible into shares, including those of controlled companies; XII issuance of any other securities and securities convertible into shares, in Brazil or abroad; and; XIII election and removal, at any time, of liquidators, upon inspection of their liquidation accounts. CHAPTER IV - MANAGEMENT OF THE COMPANY Article 15 The management of the Company shall be entrusted to the Board of Directors and to the Executive Board. SECTION I – THE BOARD OF DIRECTORS - BD Article 16 The Board of Directors is the strategic decision-making body in charge of the direction of the Company's business. Number, nomination and term of office Article 17 The Board of Directors shall be composed of 09 (nine) full members, elected and dismissed by the General Meeting, all with a unified term of office of 02 (two) years, with a maximum of 03 (three) consecutive term of office permitted under the terms of Federal Law 6,404/1976 and other applicable rules, including the possibility of separate election by minority shareholders and holders of preferred shares, as well as the adoption of multiple voting. Paragraph 1 Whenever the election of the Board of Directors is carried out cumulatively through the multiple vote system and the holders of common or preferred shares exercise the right to elect a Director, the State of Paraná shall be assured the right to elect a Director in a number equal to the number elected by the other shareholders and employees, plus one, regardless of the number of Directors established in the caput. Paragraph 2 The right to elect two (02) Board Members shall be ensured to minority shareholders, if a greater number is not covered by the multiple vote process established in the legislation in force. Paragraph 3 Shareholders holding preferred shares that meet the percentages and requirements set forth in article 141, § 4 and § 5 of Federal Law 6,404/1976 shall be entitled to elect one (1) director. Paragraph 4 The Board of Directors of the wholly-owned subsidiaries shall be composed of three (3) members, containing at least the Chief Subsidiary Officer of the respective wholly-owned subsidiary and one (1) chief officer of the Company, in compliance with the provisions of Paragraph 5 below. Paragraph 5 The Company's Chief Executive Officer may join the Board of Directors as its Executive Secretary, upon election at a General Meeting. Paragraph 6 The positions of Chairman of the Board of Directors and of the Company's Chief Executive Officer or of the main Chief Officer responsible for the running of the company may not be accumulated by the same person. Paragraph 7 The Chairman of the Board of Directors shall be appointed by the controlling shareholder and designated by the General Meeting that elects him/her, being replaced, in his/her absences and impediments, by the director chosen by the majority of his/her peers Paragraph 8 The indications to the Board of Directors must comply with the requirements and prohibitions imposed by Federal Laws 6,404/1976 and 13,303/2016, the policy and internal norm for the indication of members of statutory bodies, in addition to meeting the following parameters: I have, at least, 03 (three) independent directors, being this number, in any hypothesis, equal or superior to 25% (twenty-five percent) of the total members of the body. Such directors shall be expressly declared as independent in the minutes of the General Meeting that elects them, in accordance with the definition of B3's Corporate Governance Level 2 Regulation and the provisions of Federal Law 13,303/2016, being also considered as independent the director(s) elected by means of the faculty provided for in article 141, paragraphs 4 and 5 and article 239, both of Federal Law 6,404/1976 and subsequent amendments; II when, as a result of compliance with the percentage referred to in the above paragraph, there is a fractional number of directors, rounding shall be carried out in accordance with B3's Corporate Governance Level 2 Regulations. III have, between 03 (three) to 05 (five) board members, including those mentioned in item I, that meet, cumulatively, the conditions provided for in Federal Law No. 13,303/2016, to compose the Statutory Audit Committee, depending on its composition according to Art. 51, § 2 of these Bylaws; IV at least one (01) of the directors mentioned in this Paragraph 8 shall have recognized experience in corporate accounting matters to join the Chartered Audit Committee provided for in these Bylaws Article 18 One (1) representative of the employees is guaranteed participation in the Board of Directors, with a mandate coinciding with that of the other directors. Paragraph 1 The director representing the employees shall be elected under the terms established in the pertinent legislation, by ballot regulated according to the Company's rules, under the same eligibility criteria provided for the other directors. Paragraph 2 The candidate elected employee representative shall take office for the term established in this article, reelection being allowed for one (1) time only. Article 19 The investiture of members in the Board of Directors shall comply with the conditions established in Federal Laws no. 6,404/1976 and no. 13,303/2016 and other applicable legal provisions. Vacancies and replacements Article 20 In the event of vacancy of a position in the Board of Directors before term expiration, the Board of Directors shall call a Shareholders’

Meeting to elect a replacement to serve for the remainder of the term of office. Paragraph 1 In compliance with the applicable legal requirements and prohibitions, the remaining Directors shall appoint a substitute for the vacant member until the first General Assembly, pursuant to Federal Law 6,404/1976. Paragraph 2 Should all the positions of the Board of Directors fall vacant, a Shareholders’ Meeting shall be convened by the Executive Board. Paragraph 3 In the event of vacancy of a position in the Board of Directors filled through cumulative voting, a Shareholders’ Meeting shall be called to elect replacements for all the positions filled through this system, to serve for the remainder of the term of office. Article 21 The position of member of the Board of Directors is personal and does not allow for alternates, including the member representing the employees. Procedure Article 22 Ordinary meetings of the Board of Directors shall be held once a month. Extraordinary meetings shall be convened whenever necessary, as provided for in article 25 of these Bylaws. Article 23 The meetings of the Board of Directors shall be called by its Chairman, or by the majority of its members, by letter, sent to all Directors by post or electronic mail, with indication of the matters to be brought before the Board. Paragraph 1 The meeting notices sent to Directors' electronic addresses or by post shall be considered valid, being incumbent on the members of the Board to keep their registration with the Company up to date. Paragraph 2 Ordinary meetings shall be convened at least seven days prior to the meeting date. Paragraph 3 The meetings of the Board of Directors shall be installed with the presence of the majority of its members in office, the chairmanship of the proceedings being the responsibility of the Chairman of the Board of Directors or, in his absence, of the director chosen by the majority of his peers. Article 24 Members of the Board of Directors may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Director's vote is secured. The member of the Board of Directors who participates remotely in a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being recorded on the minutes of such meeting. Article 25 Should it be extremely urgent, the Chairman of the Board of Directors may convene extraordinary meetings at any time, provided that formally justified before the members of the Board of Directors, and with a minimum 48-hour notice prior to the date of the meeting, by letter, sent to all Directors by post, electronic mail or other means of communication. Members of the Board may participate through conference call or videoconference, or any other suitable means of expressing the absent member’s will, whose vote shall be considered valid for all legal purposes, without prejudice to the recording and signing of the meeting minutes. Article 26 The vote of a majority of members of the Board of Directors present at a meeting shall be the act of the Board of Directors. In the event of a tie, the member of the Board of Directors presiding the meeting shall hold the casting vote. Article 27 The Chairman of the Board of Directors shall appoint someone for the secretary services, and the minutes of the Board of Directors’ meetings shall contain all resolutions, being duly entered in the minutes book, in accordance with the Board of Directors' Rules of Procedure. Sole Paragraph. The minutes of the Board of Directors’ meetings containing resolutions intended to affect third parties shall be filed at the Commercial Registry and published afterwards pursuant to current legislation, except for confidential matters, which shall be recorded on a separate document, not to be disclosed. Powers and duties Article 28 In addition to the powers and duties set forth by law, the Board of Directors shall: I establish the general orientation of the Company's business, including approval and monitoring of the business plan, strategic and investment planning, defining objectives and priorities in meeting public policies compatible with the Company's area of operation and its corporate purpose, seeking development with sustainability; II elect, dismiss, take notice of resignation and replace the Company's Officers, establishing their duties, supervising their management and: a) examine at any time the Company's books and papers, contracts or any other acts; b) approve and supervise the fulfillment of specific goals and results to be achieved by the members of the Executive Board; and c) annually evaluate the execution of the long-term strategy, publishing its conclusions and informing them to the Legislative Assembly and the State Audit Court, except for information of a strategic nature, the disclosure of which may be proven to be prejudicial to the Company's interests; III state its opinion on the management reports and on the accounts rendered by the Executive Board; IV call the General Meeting when deemed necessary or in the cases provided for under the terms of the legislation in force; V approve and monitor annual and multi-year plans and programs with the corporate budget of expenditures and investments of the Company and its wholly-owned subsidiaries, indicating the sources and investments of funds; VI authorize the hiring of independent auditing, as well as the termination of the respective contract, upon recommendation by the Statutory Audit Committee, including other services of its independent auditors, recommended by the Statutory Audit Committee, when the overall compensation represents more than five percent (5%) of the compensation for independent audit services; VII approve the annual internal auditing work plans and discuss with external auditors their work plan, relying on the support of the Statutory Audit Committee for this purpose; VIII appoint and dismiss the chief responsible for the Internal Audit, after recommendation of the Statutory Audit

Committee; IX periodically monitor the effectiveness of the risk management and internal control systems established for the prevention and mitigation of the main risks to which the Company is exposed, including the risks related to the integrity of accounting and financial information and those related to the occurrence of corruption and fraud, pursuant to Federal Law No. 13,303/2016; X approve Copel's Code of Conduct and Integrity Program and monitor decisions involving corporate governance practices, relationships with stakeholders and the Code of Ethics of the State's Senior Management; XI analyze, based on direct reporting by the Chief Governance, Risk and Compliance Officer, the situations in which the Chief Executive Officer is suspected of being involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her; XII establish guidelines for people management; XIII perform annual individual and collective evaluation of its performance and of the other members of the statutory bodies, observing the provisions of Federal Law No. 13,303/2016, counting on the methodological and procedural support of the Nomination and Evaluation Committee; XIV approve the transactions between related parties, within the criteria and limits defined by the Company and in compliance with the specific policy, with the support of the Statutory Audit Committee; XV constitute, install and dissolve unpaid advisory committees to the Board of Directors, appoint and dismiss their members, as well as appoint and dismiss the members of the statutory advisory committees to the Board of Directors, unless otherwise provided for in these Bylaws; XVI approve the Rules of Procedure of the Board of Directors, the Executive Board and the advisory committees, statutory and non-statutory, as well as any amendments; XVII approve and monitor the general policies of the Company and their respective changes, as well as monitor the application with respect to: a) risk management; b) integrity; c) transactions with related parties; d) corporate governance; e) sustainability; f) climate change; g) equity stakes; h) people management; i) labor health and safety; j) nomination of members of statutory bodies and annual performance evaluation; k) communication and spokespersons; l) negotiation of shares issued by the company itself; m) dividends; n) donations and sponsorships; o) disclosure of relevant information and facts; and p) investor relations; XVIII set the maximum limit of the Company's indebtedness. A deadline for its compliance with the existing covenants in the contracts already signed may be set; XIX upon proposal of the Board of Executive Officers, authorize, when the value of the transaction exceeds two percent (2%) of the net equity, the accounting provisions and, previously, the execution of any legal transactions, including the acquisition, alienation or encumbrance of assets, assignment in lending of permanent assets, the constitution of in rem burdens and the rendering of guarantees, the assumption of obligations in general, waiver, transaction and also association with other legal entities; XX establish the matters and values for its decision-making authority and that of the Board of Directors, including the delegation of the approval of legal transactions within its jurisdiction to the limits it defines, with due regard for the private jurisdiction established by law; XXI deliberate on the proposal of allocation of the results to be presented to the General Meeting, observing the provisions of the dividend policy; XXII resolve on the distribution of interim dividends, interquartile dividends and interest on equity based on profit reserves and net income for the current fiscal year recorded in interim, semi-annual or quarterly financial statements, provided that the provisions of the legislation, these Bylaws and the Company's dividend policy are complied with; XXIII resolve on the increase of the share capital within the limit authorized by these Bylaws, establishing the respective subscription and payment conditions; XXIV authorize the launching and approval of the subscription of new shares, in accordance with the provisions of these Bylaws, establishing all the conditions of issuance; XXV authorize the issuance of bonds, in the domestic or foreign market, to raise funds, in the form of debentures not convertible into shares, promissory notes, commercial papers, bonds and others, including for public offerings of distribution, in accordance with the provisions of subsection XXXIII of this Article; XXVI approve contributions to corporate investments that imply an increase in the net equity of businesses in which the company holds shares, including the delegation of this approval within the company; XXVII resolve on investment projects and participation in new business, other companies, consortiums, joint ventures, wholly-owned subsidiaries and other forms of association and ventures, as well as the approval of the incorporation, closure or amendment of any companies, consortiums or ventures; XXVIII deliberate on matters that, by virtue of a legal provision or by determination of the General Meeting, are within its competence, including approval of the Integrated or Sustainability Report and environmental, social and governance indicators; Bidding and Contracts Regulations of the Company; in addition to approving and signing the Annual Letter of Public Policies and Corporate Governance, pursuant to the Law; XXIX ensure the observance of the regulations in force issued by the National Electrical Energy Agency - Aneel, through normative acts, as well as through the regulatory clauses contained in the concession contract to which Copel Distribuição S.A. is a signatory, ensuring the full application on the base dates of the tariff values established by the granting power; XXX approve the contracting of civil liability insurance in favor of the members of the Company's statutory bodies, authorized employees and proxies; XXXI request periodic internal audit on the activities of the closed complementary pension entity that manages the Company's benefit plan; XXXII perform the regulatory functions of the Company's activities. The Board of Directors may call upon itself any matter not comprised in the private jurisdiction of the General Meeting or of the Board of Executive Officers and resolve on the cases not covered by these Bylaws; XXXIII issue a favorable or unfavourable opinion to any public offer for acquisition of shares whose object is the shares issued by the Company, by means of a prior grounded statement, disclosed within fifteen (15) days of publication of the public offer notice, which shall address, at least (i) the convenience and opportunity of the public offer for acquisition of shares with respect to the interest of all shareholders and in relation to the liquidity of the securities held by them; (ii) the results of the tender offer on the Company's interests; (iii) the strategic plans disclosed by the offeror in relation to the Company; (iv) other points that the Board of Directors deems pertinent, as well as the information required by the applicable rules established by the Brazilian Securities and Exchange Commission; XXXIV define a list of three companies specialized in economic valuation for the preparation of a valuation report of the Company's shares, in the event of a public offering for the acquisition of the shares to cancel the registration as a publicly-held company or to delist from Level 2 of Corporate Governance; XXXV establish terms, procedures and rules applicable to the conversion of shares issued by the Company, in accordance with these Bylaws and the applicable legislation; XXXVI set deadlines, procedures and rules applicable to the issuance of Units, in accordance with these Bylaws and the applicable legislation; XXXVII grant leave of absence to the Company's Chief Executive Officer and the Chairman of the Board of Directors; XXXVIII approve the change in the Company's complete address, within the Municipality of its Headquarters, as defined in Article 3. Article 29 It is incumbent upon the Chairman of the Board of Directors, in addition to the duties provided for in the Rules of Procedure, to grant leave of absence to its members, to preside over meetings, to set work directives, as well as to coordinate the process of performance assessment of each member of the Board of Directors, of that body as a whole, and of the statutory committees, as provided for in these Bylaws. SECTION II - EXECUTIVE BOARD Article 30 The Executive Board is the executive body for the Company’s administration and representation, in charge of ensuring the regular operation of the Company in accordance with the general guidelines set forth by the Board of Directors. Number, term of office and investiture Article 31 The Executive Board shall be composed of six members, all residing in the country, elected by the Board of Directors for a two-year term, reappointment being permitted for a maximum of three consecutive terms, as follows: a Chief Executive Officer; a Chief Business Management Officer; a Chief Financial and Investor Relations Officer; a Chief Legal and Regulatory Officer; a Chief Business Development Officer; and a Chief Governance, Risk and Compliance Officer. The Company may also have a Chief Assistant Communications Officer, whose duties shall be defined in the Rules of Procedure of the Executive Board, approved by the Board of Directors. Sole Paragraph Nominations to the Executive Board must comply with the requirements and prohibitions imposed by Federal Laws 6,404/1976 and 13,303/2016 and by the company’s policy and rule for nomination of members of statutory bodies. Article 32 It is a condition for the investiture in an executive position of the Company the assumption of commitment to specific goals and results to be achieved, which must be approved by the Board of Directors, which is responsible for overseeing their compliance. Powers and duties .Article 33 The Executive Board has the powers to practice the acts necessary for the regular operation of the Company and the achievement of its corporate purpose, in compliance with the legal and statutory provisions contained in its Rules of Procedure. Sole Paragraph. Subject to the provisions of Article 46, it is incumbent on the Executive Board to manage the Company's business in a sustainable manner, it being incumbent on it to present, up to the last ordinary meeting of the Board of Directors of the previous year: I. business plan for the following year; II. the bases, guidelines and long-term strategies for the preparation of the strategic planning, annual and multi-annual plans and programs, including the analysis of risks and opportunities for a minimum horizon of 05 (five) years; and III. the Company's costing and investment budgets for the following annual year, aiming at the achievement of corporate strategies. .Article 34 The powers and duties of the Chief Executive Officer are: I. to direct and coordinate the Company; II. to represent the Company, actively and passively, in or out of court. The CEO may appoint, for this purpose, attorneys-in-fact with special powers, including powers to receive initial summons and notices, pursuant to Article 38 and following of these Bylaws; III. to direct and coordinate matters related to business planning and performance; IV. to ensure the attainment of the Company's targets, established in accordance with the general guidelines of the General Meeting and Board of Directors; V. to present the Company's annual business report to the Ordinary General Meeting, after the Board of Directors has been heard; VI. to direct and coordinate the work of the Executive Board; VII. to call and chair the meetings of the Executive Board; VIII. to grant leave of absence to the other members of the Executive Board and appoint a substitute in the event of absence or temporary impediment; IX. to resolve matters of conflict of interest or conflict of jurisdiction between Officers; X. propose to the Board of Directors the appointment of Chief Officers, in compliance with the requirements and prohibitions established in internal policies and rules; XI. to resolve on adhesion and permanence in voluntary commitments assumed by Copel Holding and its wholly-owned subsidiaries; and XII to exercise other duties conferred by the Board of Directors, in compliance with the legislation in force and under the terms of these Bylaws. Article 35 The powers and duties of the remaining Chief Officers are: I To manage the activities that are the object of their area of activity, established in the Rules of Procedure of the Executive Board; II to participate in the meetings of the Executive Board, contributing to the definition and application of the policies to be followed by the Company and to report on the relevant matters of its respective area of activity; and III comply and cause compliance with the general guidance of the Company's business, established by the Board of Directors with respect to the management of its specific area of activity. Paragraph 1 The other individual duties of the Chief Officers shall be detailed in the Rules of Procedure of the Executive Board. Paragraph 2 In addition to the duties established in these Bylaws, it is incumbent on the chief officers to assist the Chief Executive Officer in the management of the Company's business, as well as to ensure cooperation and support to the other chief officers within the scope of their respective duties, aiming at the achievement of the Company's objectives and interests. Paragraph 3 The chief officers shall perform their duties in the Company, being permitted the concomitant and unpaid exercise in management positions of the wholly-owned subsidiaries and controlled companies. Article 36 The Chief Governance, Risk and Compliance Office is responsible for verifying compliance with obligations and risk management, being its duties related to corporate risk management and internal controls, compliance, integrity, code of conduct and integrity program, among others defined in the Rules of Procedure of the Executive Board. Paragraph 1 The Chief Governance, Risk and Compliance Officer may report directly to the Board of Directors in situations where it is suspected that the Chief Executive Officer is involved in irregularities or when he or she fails to take the necessary measures in relation to the situation reported to him or her. Paragraph 2 For the exercise of its duties, the Chief Governance, Risk and Compliance Office shall have its independent performance assured and access to all necessary information and documents. Article 37 The Chief Financial and Investor Relations Officer is responsible for providing information to the investing public, the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America and the Stock Exchanges on which the Company is listed, and for keeping the Company's registration as a publicly-held company up to date, in compliance with all applicable laws and regulations. Representation of the Company Article 38 The Company shall be committed to third parties by: I the signature of two Chief Officers, one of them being either the Chief Executive Officer or the Chief Financial and Investor Relations Officer, and the other, the Chief Officer whose powers and duties comprise the matter in question; II the signature of one Chief Officer and one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney; III the signature of two attorneys in fact, in accordance with the power conferred to such agents by the corresponding power of attorney; IV the signature of one attorney in fact, in accordance with the power conferred to such agent by the corresponding power of attorney, for the performance of certain specified acts. Sole Paragraph. The Chief Financial and Investor Relations Officer may individually represent the Company before the Brazilian Securities and Exchange Commission, the Securities and Exchange Commission of the United States of America, B3, the financial institution providing the Company's share bookkeeping services and organized market management entities in which the Company's securities are admitted to trading. Article 39.The chief officers may constitute mandataries of the Company, and the instrument must specify the acts or operations they may carry out and the duration of the mandate. Only the powers of attorney for the forum in general shall have an undetermined term. Paragraph 1 The powers of attorney granted by the Company must be signed by two (2) chief officers acting jointly, specifying the powers granted and with a maximum term of validity of one (1) year. Paragraph 2 The proxy instruments shall expressly specify the special powers, acts or operations granted, within the limits of the powers of the chief officers that grant them, as well as the duration of the proxy for a determined period of validity, not being possible its substitution, except in the case of a power of attorney for purposes of judicial representation of the Company, which may be for an indefinite period of time and with the possibility of substitution under the conditions set forth in the said instrument. Article 40 Any of the chief officers may individually represent the Company, when the act to be performed imposes singular representation and in cases where the use of the electronic signature makes it impossible for two or more persons to sign the same document, upon authorization of the Executive Board. Vacancies and replacements Article 41 In vacancies, absences or temporary impediments of any Chief Officer, the Chief Executive Officer shall appoint another member of the Executive Board to replace such Chief Officer, in combination with his or her original position. Paragraph 1 In his or her absence and temporary impediments, the Chief Executive Officer shall be replaced by the Chief Officer appointed by him or herself. Should there be no appointment, the remaining Chief Officers shall elect, at the time, a replacement. Paragraph 2 Chief Officers shall not be absent from office for more than thirty consecutive days, except in case of medical leave or when otherwise authorized by the Board of Directors. Paragraph 3 Chief Officers may request the Board of Directors for an unpaid leave, for a period not exceeding three months, to be recorded on the minutes of the meeting in which such leave was approved. Article 42 In the event of decease, resignation or definitive impediment of any member of the Executive Board, the Board of Directors shall, within thirty days from the occurrence of the vacancy, elect a replacement, who shall serve for the remainder of the term of office. Sole Paragraph Until the election is held, the Executive Board may appoint a temporary replacement. The election may be waived if the vacancy occurs in the year in which the term of office of the Executive Board ends. SECTION III - EXECUTIVE BOARD MEETING - EBM Procedure Article 43 Ordinary meetings of the Executive Board shall be held every fortnight. Extraordinary meetings shall be convened whenever necessary, by the Chief Executive Officer or two other Chief Officers. Paragraph 1 A majority of the total number of Chief Officers shall constitute a quorum for the opening of the meetings of the Executive Board. The vote of a majority of members of the Executive Board present at a meeting shall be the act of the Executive Board. In the event of a tie, the Chief Executive Officer shall hold the casting vote. Paragraph 2 Each Chief Officer present shall be granted the right to a single vote, even when occupying two or more Chief Officer positions. The proxy vote shall not be accepted. Paragraph 3 The resolutions of the Executive Board shall be recorded on the meeting minutes, being duly entered in the minutes book and signed by all those present at the meeting. Paragraph 4 The Chief Assistant Communications Officer, if elected, may participate in Board meetings, but shall not have the right to vote. Article 44 Members of the Executive Board may, if necessary, attend ordinary and extraordinary meetings remotely, through conference call or videoconference, provided that effective participation and authenticity of Chief Officers' vote is secured. The Chief Officer who participates remotely of a meeting shall be considered present, and the vote of such member shall be taken into account for all legal purposes, being recorded on the minutes of such meeting. Article 45 The Chief Executive Officer shall appoint someone for the secretary services, and the minutes of the Executive Board meetings shall contain all resolutions, to be duly entered in the minutes book. Powers and duties Article 46 In addition to the powers and duties established by law, the Executive Board is responsible for: I managing the Company's business in a sustainable manner, considering its corporate purpose, economic, social, environmental, climate change and corporate governance factors, as well as related risks and opportunities, in all activities under its responsibility; II complying with and enforcing the applicable legislation, these Bylaws, the Company’s internal policies and rules and the resolutions of the Shareholders' Meeting and of the Board of Directors; III drawing up and submitting for the approval of the Board of Directors, issuing previously an opinion on: a) annual and multi-annual plans and programs, aligning investment expenditures with the respective projects, considering the analysis of risks and opportunities for a minimum horizon of 05 (five) years; b) the Company's budget, with the indication of sources and applications of funds as well as their changes; c) the investment projects, participation in new businesses, other companies, consortia, joint ventures, wholly-owned subsidiaries and other forms of association and undertakings, as well as the approval of the constitution, closure or alteration of any companies, undertakings or consortia; d) the performance of the Company's activities; e) quarterly, the Company's reports along with its financial statements; f) annually, the management report, along with the balance sheet and other financial statements and their notes, accompanied by the independent auditors' report and the proposal for allocation of the financial year's income; g) the Integrated Report or the Company's Sustainability Report, the Annual Letter of Public Policies and Corporate Governance and other corporate reports to be subscribed by the Board of Directors; h) the Rules of Procedure for the Executive Board, Company's regulations and general policies; i) the revisions of the Code of Conduct and the Company's Integrity Program, in accordance with the applicable legislation; j) transactions between related parties, within the criteria and limits defined by the Company; k) the internal bidding regulations and contracts. IV approving: a) the technical and economic assessment criteria for investment projects with the respective responsibility delegation plans for their implementation and execution; b) the chart of accounts; c) the annual corporate insurance plan; and d) residually, within statutory and regimental limits, all Company activities which do not fall under the exclusive purview of the Chief Executive Officer, the Board of Directors or the Shareholders' Meeting; e) indication of the Company's representatives in the statutory bodies of the companies in which it or its wholly-owned subsidiaries have or will have direct or indirect participation; f) corporate participation in class associations and non-governmental entities; and g) proposal related to the personnel policy. V authorizing, subject to the limits and guidelines established by law and by the Board of Directors and within the limits established by internal regulations and by the Rules of Procedure of the Executive Board: a) waivers or judicial or extrajudicial transactions to settle disputes or resolve pending matters. A value threshold may be set for the delegation of such powers to the Chief Executive Officer or any other Chief Officer; and b) entering into any legal transactions when the value of the transaction does not exceed two percent (2%) of the net equity, without prejudice to the powers attributed by the Bylaws to the Board of Directors, including the acquisition, sale or encumbrance of assets, the obtaining of loans and financing, the assumption of obligations in general and also the association with other legal entities. Sole Paragraph When the accumulated value of the acquisition, disposal or encumbrance of assets, obtaining of loans and financing, assumption of obligations in general and also the association with other legal entities reaches 5% (five percent) of the Company's net equity, during the fiscal year, submit a report for deliberation by the Board of Directors. VI establish the premises and approve the organizational structures of the Company and of its wholly-owned subsidiaries; VII negotiating and entering into management agreements between the Company and its wholly-owned subsidiaries and special purpose companies; VIII establishing and monitor governance practices, internal controls, guidelines and policies for its wholly-owned subsidiaries, in directly or indirectly controlled companies and, in the case of direct or indirect minority interests, proportional to the relevance, materiality and risks of the business of which they are participants; IX authorizing the opening, installation, transfer and extinction of branches, premises, offices, representations or any other establishments; X indicating, should it decide, the wholly-owned subsidiary responsible for performing the activities related to the management of the companies in which the Company and its wholly-owned subsidiaries hold equity interest, observing the duty of those auditing practices based on governance and control practices proportional to the relevance, materiality and risks of the business of which they are participants; and XI guiding the vote to be cast by the Company at the General Meetings of the wholly-owned subsidiaries and other companies and associations in which the Company holds direct interest. Sole Paragraph The Executive Board may appoint proxies or grant powers to the other management levels of the Company and of the shared structure in which it participates, by means of internal regulation or by means of a skillful instrument, including jointly with the Wholly-owned Subsidiaries, within the limits and individual powers attributed to the chief officers, such as the execution of agreements, covenants, cooperation terms, in addition to other instruments that generate obligation for the Company or its wholly-owned subsidiaries, except for acts that cannot be delegated by law provided they have been previously approved within the limits established herein. Article 47 The Rules of Procedure of the Executive Board shall establish the powers and duties of each Chief Officer and may condition the practice of certain acts on previous approval by the Executive Board Meeting. CHAPTER V - STATUTORY COMMITTEES Article 48 The Company shall have a Statutory Audit Committee, a Nomination and Evaluation Committee, an Investment and Innovation Committee, a Sustainable Development Committee and a Minority Shareholders’ Interest Committee. Sole paragraph. Any remunerated committee must be statutory, being necessary, for its creation the alteration of the Bylaws by the General Shareholders’ Meeting. SECTION I - STATUTORY AUDIT COMMITTEE - SAC Article 49 The Statutory Audit Committee is an independent, permanent advisory committee to the Board of Directors. Article 50 The Statutory Audit Committee shall be the same one for the Company and its wholly-owned subsidiaries, exercising its powers and responsibilities with the companies controlled directly or indirectly by the Company, upon resolution of the Board of Directors. Article 51 The powers and duties, the procedures and the number of members of the Statutory Audit Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors. Paragraph 1 The members of the Statutory Audit Committee shall elect, at their first meeting, the Chairman among its independent members, who shall implement the resolutions approved by such Committee, to be duly entered in the minutes book. Paragraph 2 The Statutory Audit Committee shall be composed of three to five members of the Board of Directors, elected and dismissed by such Board, whose unified term of office shall be of two years, reelection being permitted for no more than three consecutive times, subject to the requirements hereunder: I having the majority of independent members of the Board of Directors, pursuant to Federal Law no.13,303/2016; II at least one member of the Statutory Audit Committee shall have recognized professional experience in matters of corporate accounting, auditing and finance, allowing such member to be considered a financial expert according to the current legislation; III At least 01 (one) of the Committee members shall be a member of the Board of Directors; IV at least one (1) of the Committee members shall not be a member of the Board of Directors and shall be chosen from among market people of outstanding experience and technical capacity; and V the chairman of the Committee shall be a member of the Board of Directors. Paragraph 3 The members of the Statutory Audit Committee shall observe the minimum conditions imposed by Federal Law 13,303/2016 to occupy the said position. Paragraph 4 The Statutory Audit Committee shall meet: (i) ordinarily, once a month; (ii) quarterly with the Supervisory Board, Board of Directors, Internal Audit and independent audit; and (iii) extraordinarily, whenever necessary, deciding by majority vote, with record in minutes to be disclosed, on the Company's website and in accordance with the applicable legislation, except when the Board of Directors believes that its publication may put at risk the legitimate interest of the Company, when it will disclose only its statement. Paragraph 5 The Internal Audit shall be functionally linked to the Board of Directors through the Statutory Audit Committee. Article 52 The Statutory Audit Committee shall have operational autonomy and an annual or by project allocation of the Company’s budget, subject to the limits set forth by the Board of Directors, to carry out or assign consultancy services, evaluations and investigations within the scope of its activities, including the hiring of external independent specialists. SECTION II - NOMINATION AND EVALUATION COMMITTEE - NEC Article 53 The Nomination and Evaluation Committee is a permanent statutory body, auxiliary to the company’s shareholders, with the prerogatives as provided for in Federal Law No. 13,303/2016 and its Rules of Procedure, responsible for verifying compliance of the processes of nomination and evaluation of members of the Board of Directors, the Supervisory Board, the Executive Board and statutory committees with the current legislation. Paragraph 1 The Nomination and Evaluation Committee shall consist of three (3) to five (5) members, elected and dismissed by the General Shareholders’ Meeting, with a unified term of office of two (2) years, from the date of their election, with a maximum of two (2) consecutive reappointments allowed, with the following composition: a) at least two (02) and at most three (03) members chosen by the controlling shareholder; b) at least one (01) and at most two (02) members appointed by the minority shareholders; and c) the controlling shareholder shall be guaranteed the right to elect the majority of the members of the Committee. Paragraph 2 Copel's Nomination and Evaluation Committee shall be the same one for Copel Holding and its wholly-owned subsidiaries, and may be extended to controlled companies, affiliates and other companies in which Copel has an interest. Paragraph 3 The members of the Nomination and Evaluation Committee shall state opinion on the fulfilment of requirements and the absence of prohibitions regarding the election of members of the Board of Directors, the Executive Board, the Supervisory Board and the statutory committees, thus assisting shareholders with the appointment of such members. Paragraph 4 The Nomination and Evaluation Committee shall verify the conformity of the evaluation process of the members of the Board of Directors, the Supervisory Board and the Statutory Committees, in accordance with the parameters of Federal Law 13,303/2016. Article 54 The powers and duties, and the procedures of the Statutory Audit Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Committee itself. Paragraph 1 The Nominating and Evaluation Committee shall meet whenever necessary and shall decide by majority vote, and in accordance with the provisions of its Rules of Procedure it shall record in the meeting minutes its resolutions, including dissents and protests of its members, and such meeting minutes shall be disclosed on the Company's website in accordance with the applicable legislation, without prejudice to the disclosure of other resolutions that the Committee deems necessary. Paragraph 2 The Chairman of the Nomination and Evaluation Committee shall be elected by the peers at the first meeting of the committee and he or she shall be responsible for carrying out the deliberations of the body. SECTION III – INVESTMENT AND INNOVATION COMMITTEE - IIC Article 55 The Investment and Innovation Committee is an independent and permanent advisory body, auxiliary to the Board of Directors. Article 56 Copel's Nomination and Evaluation Committee shall be the same one for Copel Holding and its wholly-owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors. Article 57 The powers and duties, the composition and the procedures of the Investment and Innovation Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors. Paragraph 1 The Chairman of the Investment and Innovation Committee, who shall be responsible for complying with the body's resolutions, registered in the minutes book, shall be a member of the Board of Directors and shall be elected at the first meeting after the election of the members of the Committee. Paragraph 2 The Investment and Innovation Committee shall consist of three members of the Board of Directors, elected and dismissed by that body, whose unified term of office shall be of two years, reelection being permitted for no more than three consecutive times, as follows: I. 01 (one) of them the executive secretary of the Board of Directors; and II. 01 (one) member of the Board of Directors, representing minority shareholders. All with a unified term of office of two (2) years, with a maximum of three (3) consecutive terms permitted. Paragraph 3 The members of the Investment and Innovation Committee shall observe the minimum conditions imposed by Federal Law 13,303/2016 to occupy the said position. Paragraph 4 The Investment and Innovation Committee shall meet ordinarily, deciding by majority vote and it shall record the resolutions in the meeting minutes, including dissents and protests of its members, as established in the Rules of Procedure of the committee. Article 58 The Investment and Innovation Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists. SECTION IV – SUSTAINABLE DEVELOPMENT COMMITTEE - SDC Article 59 The Sustainable Development Committee is an independent and permanent advisory body, auxiliary to the Board of Directors. Article 60 Copel's Sustainable Development Committee shall be the same one for Copel Holding and its wholly-

owned subsidiaries, and may be extended to directly or indirectly controlled companies, upon resolution of the Board of Directors. Article 61 The powers and duties, the composition and the procedures of the Sustainable Development Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors. Paragraph 1 The Chairman of the Sustainable Development Committee, who shall be responsible for complying with the body's resolutions, registered in the minutes book, shall be a member of the Board of Directors and shall be elected at the first meeting after the election of the members of the Committee. Paragraph 2 The Sustainable Development Committee shall consist of three to five members, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted for no more than three consecutive times, as follows: I at least two (02) members of the Board of Directors, one (01) of them being the executive secretary of the body; II 01 (one) member of the Nomination and Evaluation Committee; and III up to 01 (one) external member with recognized professional experience in matters of the Committee responsibility. Paragraph 3 The members of the Sustainable Development Committee shall observe the minimum conditions imposed by Federal Law 13,303/2016 to occupy the said position. Paragraph 4 The Sustainable Development Committee shall meet ordinarily, deciding by majority vote and it shall record the resolutions in the meeting minutes, including dissents and protests of its members, as established in the Rules of Procedure of the committee. Article 62 The Sustainable Development Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists. SECTION V – THE MINORITY SHAREHOLDERS’ INTEREST COMMITTEE - MIC Article 63 The Minority Shareholders’ Interest Committee is an independent and permanent advisory body, auxiliary to the Board of Directors. Article 64 The powers and duties, the composition and the procedures of the Minority Shareholders’ Interest Committee shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such Committee, duly approved by the Board of Directors. Paragraph 1 The Chairman of the Minority Shareholders’ Interest Committee, who shall be responsible for complying with the body's resolutions, shall be elected by the Board of Directors. Paragraph 2 The Minority Shareholders’ Interest Committee shall consist of three members of the Board of Directors, representing the minority shareholders, elected and dismissed by the Board of Directors, whose unified term of office shall be of two years, reelection being permitted for no more than three consecutive times. Paragraph 3 The members of the Minority Shareholders’ Interest Committee shall observe the minimum conditions imposed by Federal Law 13,303/2016 to occupy the said position. Paragraph 4 The Minority Shareholders’ Interest Committee shall meet whenever necessary, according to the matters within its competence, and shall decide by majority vote, with record of the minutes, including dissent and protests of its members, as established in the Rules of Procedure of the committee. Article 65 The Minority Shareholders’ Interest Committee shall be granted operational autonomy and budget allocation, either annually or per project, within limits approved by the Board of Directors, to conduct, within its scope, its activities, including the hiring and use of independent external specialists. CHAPTER VI - SUPERVISORY BOARD - SB Article 66 The Company shall have a permanent Supervisory Board, which shall act collectively and individually, with the powers and duties set forth by Federal Laws no. 6,404/1976 and no. 13, 303/2016, and further applicable legal provisions. Article 67 The Supervisory Board shall meet ordinarily once a month and, extraordinarily, whenever necessary, when called by any of its members or by the Board of Directors, drawing up minutes in the minutes book. Number and Procedures Article 68 The Supervisory Board shall consist of five members and an equal number of alternates, elected by the Shareholders' Meeting, whose unified term of office shall be of two years, reelection being permitted for no more than two consecutive times. Paragraph 1 The Supervisory Board of Copel’s wholly-owned subsidiary companies shall be composed by three members, and three respective alternates, nominated by the controlling shareholder for the Supervisory Board of the holding company. Paragraph 2 The Chairman of the Supervisory Board shall be elected by the peers at the first meeting after the election of its members, being the chairman responsible for complying with the body's resolutions. Paragraph 3 The powers and duties, and the procedures of the Supervisory Board shall comply with current legislation and shall be laid down in the Rules of Procedure specific for such body, duly approved by the Board itself. Paragraph 4 The members of the Supervisory Board shall be natural persons, residing in the country, whose academic background is compatible with their position as members of such body and who have held, for at least three years, senior management or advisory positions in the public administration or acted as members of the Supervisory Board in private companies. Paragraph 5 In addition to the persons listed in the paragraphs of Article 147 of Federal Law 6,404/1976, members of the Board of Directors and employees of the Company or of a controlled company or the same group, and the spouse or relative, up to the third degree, of a director of the Company shall not be elected as members of the Supervisory Board. Paragraph 6 The following shall not be appointed members of the Supervisory Board: I representatives of the regulatory bodies Copel is subject to, ministers of state, secretaries of state, municipal secretaries, holders of nonpermanent positions connected with the public service, advising or of special nature in the public administration, political party, statutory officers and sitting members of the legislature in any state of the country, even when on leave; II individuals who have taken part in the decision-making structure of a political party or who have organized, structured or developed an electoral campaign in the last 36 months; III individuals who hold a position in a trade union organization; IV individuals who have signed an agreement or entered into a partnership, as suppliers or buyers, or have offered or required goods or services of any kind from the State of Paraná or from Copel within less than three years prior to the nomination to the Supervisory Board; V individuals who have or may have any form of conflict of interest with the State of Paraná or with Copel. Paragraph 6 The prohibitions set forth in I of Paragraph 5 shall be imposed on blood and non-blood relatives up to the third degree of relationship of the abovementioned individuals. Article 69 The powers and duties, the functioning and the procedures of the Supervisory Board shall comply with the legislation in force and shall be detailed in the Rules of Procedure, which shall be approved by the body itself. Paragraph 1 The function of member of the Supervisory Board is indelegable. Paragraph 2 The members of the Supervisory Board have the same duties as the administrators dealt with in articles 153 to 156 of Federal Law 6,404/1976 and are liable for damages resulting from omission in the performance of their duties and from acts practiced with guilt or malice, or with violation of the law or the Bylaws. Vacancies and replacements Article 70 In the event of vacancy, resignation or removal of a member of the Supervisory Board, the alternate shall take over until a replacement to serve for the remainder of the term of office is elected. Representation of the Company and Issuance of opinions Article 71 The chairman of the Supervisory Board, or at least one of the members, shall attend the meetings of the General Shareholders’ Meeting and respond to requests for information made by shareholders. Sole paragraph. The opinions and representations of the Supervisory Board, or of any of its members, may be presented and read at the General Shareholders’ Meeting, regardless of publication and even if the matter is not on the agenda. CHAPTER VII – COMMON RULES APPLICABLE TO STATUTORY BODIES Taking office, impediments and prohibitions Article 72 In order to take office, members of the statutory bodies shall observe the minimum conditions imposed by Federal Laws 6,404/1976 and 13,303/2016, as well as comply with the Company's Nomination Policy. Article 73 Members of the statutory bodies shall take office by signing the declaration of office, to be duly entered in the minutes book. Paragraph 1 The declaration of office must be signed within thirty days of the election or nomination of the members of the statutory bodies, under penalty of being declared void, unless justified by the body to which the member has been elected. Such declaration shall contain one address, for the purpose of receiving summons and subpoenas of administrative and judicial proceedings related to management acts of such members, being only an alteration of such address allowed, through written communication to the Company. Paragraph 2 In order to take office, members of the statutory bodies shall submit a declaration of assets, pursuant to current legislation, which shall be updated annually and upon expiration of their term of office. Article 74 The inauguration of the members of the Board of Directors and of the Executive Board shall be conditioned to the prior subscription of the "Statement of Consent of the Directors", and the inauguration of the members of the Supervisory Board shall be conditioned to the prior subscription of the "Statement of Consent of the Members of the Supervisory Board", under the terms of the “Level 2 Regulations" of B3, as well as to the compliance with the applicable legal requirements. Article 75 The term of office of the members of the Executive Board, the Board of Directors, the Supervisory Board and the Company's statutory committees shall be of two years, reelection being permitted for no more than: I two consecutive times, for members of the Supervisory Board and the Nomination and Evaluation Committee; and II three consecutive times, for members of the Executive Board, the Board of Directors, the Statutory Audit Committee, The investment and Innovation Committee, The Sustainable Development Committee and the Minority Shareholders’ Interest Committee. Sole paragraph Upon reaching the limit of renewals referred to in clauses I and II of the caption sentence of this Article, the member's return to the statutory body in the same Company may only be carried out after the expiration of a term equivalent to one term of office, except for the Statutory Audit Committee, which may only be carried out after the expiration of a three (3) year term. Article 76 The Company's Senior Managers, members of the Supervisory Board and Statutory Committees shall adhere to the policy for negotiating assets issued by the Company itself, and to the policy for disclosure of information and relevant facts, in compliance with the rules of the Brazilian Securities and Exchange Commission (CVM), by signing the respective term. Article 77 The shareholder and the members of the Executive Board, the Board of Directors, the Supervisory Board and the statutory committees who, for any reason, have a direct, indirect or conflicting interest with the Company in the passing of a given resolution shall abstain from discussing and voting it, even as representatives of third parties, the reason for such abstention being duly recorded on the meeting minutes, indicating the nature and extent of such interest. Article 78 Members of the statutory bodies may resign voluntarily or be removed ad nutum, in compliance with the applicable legislation and these Bylaws. Article79 The term of office of the members of statutory bodies shall be automatically extended until such time when newly elected members take office, except in cases of resignation or removal of a former member. Article 80 In addition to the cases set forth by law, the positon shall be considered vacant when: I a member of the Board of Directors, the Supervisory Board or the statutory committees fails to attend two consecutive meetings or three nonconsecutive meetings out of the last twelve, without proper justification for such absences; II a member of the Executive Board is absent from office for a period of more than thirty consecutive days, except in the case of leave of absence or upon due authorization of the Board of Directors. Article 81 The collective and individual performance assessment of the members of the Board of Directors, the statutory committees, the Executive Board and the Supervisory Board of Copel and its wholly-owned subsidiaries shall be carried out annually, with the support of the Nomination and Evaluation Committee and an independent institution, if deemed necessary, according to previously established procedures, in compliance with the Company's Assessment Policy and the requirements set forth in Federal Law No. 13,303/2016. Article 82 A majority of the total number of members shall constitute a quorum for the meetings of the statutory bodies. The vote of a majority of members of the statutory body present at a meeting shall be the act of such body. Meeting minutes shall summarize resolutions passed, to be duly entered in the minutes book. Paragraph 1 In case of a decision that is not unanimous, justification for the dissenting vote may be recorded, noting that the dissenting member who makes his or her dissent in the minutes of the meeting or, if this is not possible, gives immediate written notice of his or her position may be exempted from responsibility. Paragraph 2 In meetings of the Board of Directors or the Executive Board, the member presiding such meeting shall hold the casting vote, besides his or her own. Article 83 A member of a statutory body may, when invited, attend a meeting of another statutory body, without voting rights. Article 84 The statutory bodies shall hold in-person meetings, participation through conference call or videoconference also being permitted, in compliance with these Bylaws and the specific Rules of Procedure of the statutory body. Compensation Article 85 The compensation of members of the statutory bodies shall be established annually by the Shareholders' Meeting. Such members shall not be entitled to additional compensation or benefits resulting from the replacement of another member, owing to vacancies, absences or temporary impediments, in accordance with the provisions in these Bylaws. Sole Paragraph The compensation of the members of the Supervisory Board, established by the General Shareholders’ Meeting that elects them, shall observe the minimum legally established, in addition to the mandatory reimbursement of transportation and stay expenses necessary to perform the function. Article 86 Members of the direct or indirect public administration shall not receive compensation for participation in more than two Boards of Directors or Supervisory Boards of the Company or of its subsidiaries. Sole Paragraph. The Chief Executive Officer shall not receive compensation for his or her position as a member of the Board of Directors. CHAPTER VIII - FINANCIAL YEAR, FINANCIAL STATEMENTS, PROFITS, RESERVES AND DIVIDEND PAYOUT Article 87 The fiscal year coincides with the calendar year. At the end of each fiscal year the financial statements shall be prepared in compliance with the rules contained in Federal Law No. 6,404/1976, and in the rules of the Securities and Exchange Commission, including the mandatory independent audit of such statements by an auditor registered at that Securities Commission. Paragraph 1 The Company shall prepare its quarterly financial statements and disclose them on its website. Paragraph 2 At the end of each financial year, the Company shall prepare its financial statements as established in the law. The guidelines hereunder shall be followed concerning the results of the financial year: I before any allocation to profit sharing payment can be made, the accumulated losses and income tax provision shall be deducted from yearly profit; II five percent of the net profit ascertained during the year shall be used to form the legal reserve, which shall not exceed twenty percent of the capital stock; III the interest upon investments made with the Company's own capital in construction works in progress may be entered as a special reserve; and IV other reserves may be built by the Company, according to the requirements and up to the limits provided for in the law. Article 88 Shareholders shall be entitled, in each fiscal year, to receive dividends and/or interest on equity, which may not be less than twenty-five percent (25%) of net income adjusted in accordance with Federal Law No. 6,404/1976. Paragraph 1 Based on retained earnings, profit reserves and net income for the current fiscal year, recorded in interim semi-annual or quarterly financial statements, the Board of Directors may resolve on the distribution of interim dividends, interquartile dividends or interest on shareholders' equity, provided that they comply with the dividend policy and without prejudice to subsequent ratification by the General Shareholders’ Meeting. Paragraph 2 Intermediate and interquartile dividends and interest on equity distributed pursuant to paragraph 1, above, shall be imputed to the mandatory dividend related to the fiscal year in which they are declared, in compliance with the applicable legislation. Paragraph 3 The dividend shall not be mandatory in the fiscal year in which the Board of Directors informs the Ordinary General Meeting, with the opinion of the Supervisory Board, that it is incompatible with the financial condition of the Company. Paragraph 4 The profits that cease to be distributed pursuant to paragraph 3 shall be recorded as a special reserve and, if not absorbed by losses in subsequent years, shall be distributed as soon as the Company's financial condition so permits. Paragraph 5 Pursuant to the law, management documents relating to the immediately preceding fiscal year shall be submitted to the State Audit Court by April 30 of each year. Paragraph 6 When interest on equity is distributed, the percentage provided for in the caption sentence shall be considered reached in relation to the amount distributed net of taxes, under the terms of the applicable legislation. Article 89 In compliance with Federal Law no. 6,404/1976, in a financial year the minimum mandatory dividend is paid out, the Shareholders’ Meeting shall set an annual limit on profit sharing by members of the Executive Board. CHAPTER IX - DISSOLUTION AND LIQUIDATION Article 90 The Company shall dissolve and go into liquidation in the cases provided for by law, and the General Shareholders’ Meeting shall establish the manner of liquidation and elect the liquidator, or liquidators, and the Supervisory Board, if its operation is requested by shareholders who make up the quorum established by law or regulation issued by the Securities and Exchange Commission, in compliance with the legal formalities, establishing their powers and compensation. CHAPTER X - DEFENSE MECHANISMS Article 91 The members of the Executive Board, Board of Directors, Supervisory Board and statutory committees are liable for damages or losses caused in the exercise of their duties, in the cases provided for by law. Article 92 The Company shall ensure, in cases where there is no incompatibility with its own interests, the legal defense in judicial and administrative proceedings proposed by third parties against members and former members of statutory bodies, during or after the respective terms of office, for acts performed in the exercise of the office or of its functions. Paragraph 1 The same protection established in the caption of this article shall be extended to employees acting as Company's agents and representatives who shall have been named as defendants in judicial and administrative proceedings exclusively for the performance of acts within the scope of authority granted to them by the Company or of duties delegated to them by the Senior Managers. Paragraph 2 Legal assistance shall be secured by the Company’s legal office or through the corporate legal insurance plan, or, should those be unattainable, by a law firm hired at the discretion of the Company. Paragraph 3 Should the Company fail to provide legal assistance, upon formal request by the interested party, as established in paragraph 2, the agent may hire an attorney whom he or she trusts, at his or her own expense, and shall be entitled to reimbursement of reasonable incurred expenses associated with the provision of legal services, fixed within the current market price for such legal counselling, after due approval by the Board of Directors, if, at the end of the legal proceedings, such interested party is acquitted or discharged from any liability. Paragraph 4 In the event that an attorney is hired, pursuant to paragraph 3 of this article, the Board of Directors may decide to pay attorney’s fees in advance. Article 93 The Company shall ensure timely access to all documentation needed for legal assistance. Additionally, the Company shall meet all court costs, including notary and filing fees of any kind, administrative expenses and court deposits, when legal assistance is provided by Company’s legal office. Article 94 Should any of the interested parties mentioned in article 91 of these Bylaws be found guilty or liable, by a final and unappealable judgment, for violation of the law or of these Bylaws, or for negligence or willful misconduct, they shall reimburse the Company of all costs and expenses incurred with legal assistance, in addition to any damages or losses arising from their actions. Article 95 The Company may maintain a permanent civil liability insurance for the members of the statutory bodies, pursuant to article 91 of these Bylaws, as established by the Board of Directors and in the insurance policy, for the purpose of covering costs of proceedings and attorneys' fees for judicial and administrative proceedings filed against such parties in order to safeguard them from incurring liability arising from the exercise of their duties in the Company throughout their term of office. CHAPTER XI - DISPOSAL OF THE COMPANY’S CONTROL Article 96 The loss of the qualification of a controlling shareholder by the State of Paraná may only occur in accordance with the applicable constitutional and legal procedures, including, without limitation, if applicable, the need for prior legislative authorization. Provided the constitutional and legal requirements are met, the Disposal of the Company's Control, in addition to specifically applicable rules, shall observe the provisions of this Chapter. Article 97 The Disposal of the Company's Control, either through a single operation or through successive operations, shall be contracted under the condition, suspensive or resolutory, that the Acquirer undertakes to make a public offer for the acquisition of the shares of the other shareholders of the Company, in compliance with the conditions and terms provided for in the legislation in force and in Level 2 Corporate Governance Regulations of B3, so as to ensure them equal treatment to that given to the Selling Controlling Shareholder. Sole Paragraph The public offering referred to in this Article shall also be required: (i) in the event of onerous assignment of subscription rights of shares and other securities or rights related to securities convertible into shares, which may result in the Disposal of the Company's Control; or

(ii) in the event of disposal of the control of a company that holds the Company's Controlling Power, in which case the Selling Controlling Shareholder shall be obliged to declare to B3 the value attributed to the Company in such disposal and attach documentation evidencing such value. Article 98 The one who acquires the Controlling Power, due to a private share purchase agreement with the Controlling Shareholder, involving any quantity of shares, shall be obliged to: (i) make the public offer referred to in Article 97 above; and (ii) pay, on the terms set forth below, an amount equivalent to the difference between the price of the public offer and the amount paid per share eventually acquired on the stock exchange in the six (6) months prior to the date of acquisition of the Controlling Power, duly restated to the date of payment. Such amount shall be distributed among all persons who sold shares of the Company on the trading sessions in which the Acquirer made the acquisitions, proportionally to the daily net sales balance of each one, and B3 shall operate the distribution, pursuant to its regulations. Article 99 The Company shall not register any transfer of shares to the Purchaser or to the one(s) that may hold the Controlling Power, until the Purchaser(s) sign(s) the Instrument of Consent of the Controlling Shareholders referred to in the Level 2 Corporate Governance Regulation of B3. Article 100 No shareholders' agreement providing for the exercise of the Controlling Power may be registered at the Company's headquarters until its signatories have signed the Instrument of Consent of the Controlling Shareholders referred to in B3's Corporate Governance Level 2 Regulations. Article 101 In the public offer for acquisition of shares, to be made by the Controlling Shareholder or by the Company, for cancellation of registration as a publicly-held company, the minimum price to be offered shall correspond to the Economic Value ascertained in the valuation report prepared pursuant to Paragraphs 1 and 2 of this Article, respecting the applicable legal and regulatory rules. Paragraph 1 The appraisal report referred to in the main section of this Article shall be prepared by a specialized institution or company, with proven experience and independence as to the decision-making power of the Company, its Senior Managers and/or the Controlling Shareholder(s), in addition to meeting the requirements of Paragraph 1 of Article 8 of Federal Law 6,404/1976, and shall contain the responsibility set forth in Paragraph 6 of this same Article. Paragraph 2 The choice of the institution or specialized company responsible for determining the Company's economic value is the private jurisdiction of the General Shareholders’ Meeting, as of the presentation, by the Board of Directors, of a three-name list, and the respective resolution, not recording blank votes, and each share, regardless of type or class, shall be entitled to one vote, be taken by the majority of votes of shareholders representing the Free Float present at that meeting, which, if installed at the first call, must be attended by shareholders representing at least twenty percent (20%) of the total Free Float, or which, if installed at the second call, may be attended by any number of shareholders representing the Free Float. CHAPTER XII - EXITING LEVEL 2 CORPORATE GOVERNANCE OF B3 Article 102 In the event of a resolution to delist the Company from the Corporate Governance Level 2 so that the securities issued by the Company are registered for trading outside the Corporate Governance Level 2, or by virtue of a corporate reorganization operation, in which the company resulting from such reorganization does not have its securities admitted for trading at the Corporate Governance Level 2 within one hundred and twenty (120) days as from the date of the General Shareholders’ Meeting that approved the said operation, the Controlling Shareholder shall make a public offer for acquisition of the shares belonging to the other shareholders of the Company, at least for the respective economic value, to be ascertained in an appraisal report prepared pursuant to paragraphs 1 and 2 of Article 101, in compliance with the applicable legal and regulatory rules. Sole paragraph The Controlling Shareholder shall be released from carrying out the public offering for acquisition of shares referred to in the caption sentence of this Article if the Company exits Level 2 of Corporate Governance due to the execution of the agreement for the Company's participation in the special segment of B3 called Novo Mercado ("New Market") or if the Company, resulting from corporate reorganization, obtains authorization for trading securities on Novo Mercado, within one hundred and twenty (120) days, as of the date of the General Shareholders’ Meeting that approved the referred transaction. Article 103 In the event that there is no Controlling Shareholder, if it is decided to remove the Company from Level 2 of Corporate Governance so that the securities issued by it become registered for trading outside Level 2 of Corporate Governance, or due to a corporate reorganization operation, in which the company resulting from this reorganization does not have its securities admitted to trading on Level 2 of Corporate Governance or on the New Market within one hundred and twenty (120) days as of the date of the General Shareholders’ Meeting that approved the said operation, the withdrawal shall be conditioned to a public offering for acquisition of shares under the same conditions set forth in the Article above. Paragraph 1 The referred General Shareholders’ Meeting shall define the person(s) responsible for carrying out the public offering, who, present at the meeting, shall expressly assume the obligation to make the offer. Paragraph 2 In the absence of a definition of those responsible for carrying out the public offer for acquisition of shares, and in the event of a corporate reorganization operation, in which the company resulting from such reorganization does not have its securities admitted to trading at Level

2 of Corporate Governance, it shall be incumbent upon the shareholders who voted in favor of the corporate reorganization to carry out the said offer. Article 104 The Company's withdrawal from B3's Corporate Governance Level 2 due to noncompliance with the obligations contained in the Level 2 Regulations is conditioned to the execution of a public offer for acquisition of shares, at least for the economic value of the shares, to be ascertained in an appraisal report dealt with in Article 101 of these Bylaws, respecting the applicable legal and regulatory rules. Paragraph 1 The Controlling Shareholder shall carry out the public offer for acquisition of shares provided for in the caption sentence of this Article. Paragraph 2 In the event that there is no Controlling Shareholder and the exit from Level 2 of Corporate Governance of B3 referred to in the caption sentence of this Article, the shareholders that have voted in favor of the resolution that implied the respective non-compliance shall make the public offer for acquisition of shares provided for in the caption sentence of this Article. Paragraph 3 In the event that there is no Controlling Shareholder and the departure from Level 2 of Corporate Governance of B3 referred to in the caption sentence occurs due to an act or fact of management, the Company's Senior Managers shall call a General Meeting of shareholders whose agenda shall be to resolve on how to remedy the non-compliance with the obligations contained in the Level 2 Regulations or, as the case may be, to resolve on the Company's exit from Level 2 of Corporate Governance. Paragraph 4 Should the General Shareholders’ Meeting mentioned in Paragraph 3 above resolve on the Company's withdrawal from Level 2 Corporate Governance of B3, the said General Shareholders’ Meeting shall define the person(s) responsible for holding the public offer for acquisition of shares pursuant to the caption sentence, who, present at the meeting, shall expressly assume the obligation to hold the offer. CHAPTER XIII - UNIT EMISSION Article 105 The Company may sponsor the issuance of depositary receipts, representing 1 (one) common share and 4 (four) class "B" preferred shares "Units". Paragraph 1 Units may be issued: (i) at the request of shareholders holding shares in the amount required for the composition of Units, in compliance with the terms, rules and procedures established by the Board of Directors; (ii) by resolution of the Board of Directors, in case of capital increase within the authorized capital limit with the issuance of new shares to be represented by Units; and (iii) in the cases provided for in Articles 108 and 109 of these Bylaws. Paragraph 2 Only shares free of liens and encumbrances may be deposited for the issuance of Units. Paragraph 3 The Company may hire a financial institution to issue Units. Article 106 The holders of Units shall have the same rights and advantages as the shares represented by them, including the payment of dividends, interest on equity and any other bonus, payment or proceeds to which they may be entitled. Sole Paragraph The holders of Units shall have the right to participate in General Shareholders’ Meetings and to exercise in them all prerogatives granted to the shares represented by Units, upon evidence of their ownership and compliance with the rules of shareholder representation provided for in these Bylaws. Article 107 The Units are book-entry, observing that, from the issuance of the Units, the deposited shares will be registered in a deposit account opened in the name of the holder of the shares before the depositary financial institution. Paragraph 1 Except in the event of cancellation of Units, ownership of shares represented by Units may only be transferred through the transfer of Units. Paragraph 2 The holder of the Units shall have the right to request, at any time, the cancellation of the Units and the consequent delivery of the respective deposited shares to the depositary financial institution, in compliance with the terms, rules and procedures to be established by the Board of Directors. Paragraph 3 Units subject to liens, encumbrances or embarrassments may not be the object of a cancellation request. Paragraph 4 The Board of Directors may, at any time, suspend for a determined period, not exceeding 30 (thirty) days, the possibility of cancellation of Units referred to in Paragraph 2 above, in the event of the beginning of a public offering of primary and/or secondary distribution of Units, in the local and/or international market. Article 108 In the event of a split, grouping, bonus or issue of new shares through the capitalization of profits or reserves, the following rules shall be observed with respect to Units: I in the event of an increase in the number of shares issued by the Company, the depositary financial institution shall register the deposit of the new shares and shall credit new Units to the account of the respective holders, so as to reflect the new number of shares held by the holders of Units, always observing the proportion provided for in Article 105 of these Bylaws, and the shares that are not liable to constitute Units shall be credited directly to the shareholders, without the issue of Units; and II in the event of a reduction in the number of shares issued by the Company, the depositary financial institution shall debit the Unit deposit accounts of the holders of the grouped shares, automatically cancelling Units in a sufficient number to reflect the new number of shares held by the holders of Units, always observing the proportion provided for in Article 105 of these Bylaws, and the shares that are not capable of constituting Units shall be credited directly to shareholders, without the issue of Units. Article 109 In the event of the exercise of preemptive rights for the subscription of shares issued by the Company, if any, the depositary financial institution shall create new Units in the book of registration of book-entry Units, crediting them to the respective holders so as to reflect the new quantity of shares deposited in the deposit account linked to the Units, always observing the proportion provided for in Article 105 of these Bylaws, and the shares that are not liable to constitute Units shall be credited directly to the shareholders, without the issue of Units. Sole Paragraph In cases in which there is the exercise of preemptive rights for the subscription of other securities issued by the Company, the automatic credit of Units shall not occur. CHAPTER XIV - CONFLICT RESOLUTION Article 110 The Company, its shareholders, the members of the Board of Directors and of the Supervisory Board undertake to resolve, by means of arbitration, before the Market Arbitration Chamber, any and all disputes or controversies that may arise between them, related to or arising from, in particular, the application, validity, effectiveness, interpretation, violation and its effects, of the provisions contained in Federal Law No. 6,404/1976 and subsequent amendments to these Bylaws, the rules issued by the National Monetary Council, the Central Bank of Brazil and the Securities and Exchange Commission, as well as other rules applicable to the operation of the capital market in general, in addition to those contained in the Level 2 Corporate Governance Regulations of B3, the Arbitration Regulations, the Sanctions Regulations and the Level 2 Corporate Governance Participation Agreement. CHAPTER XV - GENERAL PROVISIONS Article 111 In the event of withdrawal of shareholders or closing of capital, the amount to be paid by the Company as reimbursement for the shares held by shareholders who have exercised the right of withdrawal, in cases authorized by law, shall correspond to the economic value of such shares, to be ascertained in accordance with the valuation procedure accepted by Federal Law 6,404/1976, whenever such value is lower than the equity value. Article 112 In addition to the shareholders' agreement, the Company shall comply with the guidelines and procedures provided for in federal, state and municipal law and in regulations and normative instructions issued by state and federal authorities. Article 113 The rules regarding the term of office of the members of the Company’s statutory bodies as set forth in these Bylaws shall be applicable as established in Federal Law no. 13,303/2016 and further applicable legal provisions. Article 114 Article 4, Paragraph 3 and Paragraph 4; Article 5, Paragraph 6, VI; Article 5, Paragraph 7, I, II, III, IV and V; 11; 28, XXXIII and XXXIV; 97; 98, 99, 100, 101, 102, 103, 104 and 110, related to the migration to Level 2, will have suspended effectiveness, and will only take effect on the date of verification of the following conditions: (i) financial settlement of the secondary public offering of shares or Units to be made by the controlling shareholder; and (ii) admission of the Company to the special listing segment called Level 2 Corporate Governance of B3 S.A. - Brazil, Stock Exchange, Branch.Sole Paragraph While the effectiveness of the provisions related to Level 2 is suspended, as provided for in the caption sentence, the Company shall remain at B3's Corporate Governance Level 1, with the following rules remaining in force, on a transitional basis: with the admission of the Company to the special listing segment called Level 1 Corporate Governance of B3 S.A. - Brazil, Stock Exchange, Branch ("B3"), the Company, its shareholders, Senior Managers and members of the Supervisory Board, when installed, are subject to the provisions of B3's Level 1 Corporate Governance Listing Regulations ("Level 1 Regulations"); and II the investiture of the members of the Board of Directors and of the Executive Board shall be conditioned to the prior execution of the Instrument of Consent of the Senior Managers pursuant to the provisions of the Level 1 Regulations, as well as to the compliance with the applicable legal requirements.

In relation to item 2 on the Agenda - Authorization for th e Company’s management to perform all acts necessary to effect the resolutions arising from the statutory reform, including, without limitation, operating the Split, defining the procedures and conditions for the Conversion of Shares and the formation of the UNITs, hiring the financial institution issuing the UNITs, promote the listing of the UNITs with B3 in order to allow the effective negotiation of the UNITs, practice the necessary acts abroad in relation to the depositary receipts programs and, subject to the implementation of the suspensive conditions provided for in the bylaws, request B3 the admission of the Company to Level 2 and sign the Level 2 Participation Agreement, the Chairman submitted the matter for appreciation and resolution of the Meeting, in accordance with the recommendation defined at the 210th Board of Directors’ Meeting held on January 20, 2021.The matter on item 2 was put to vote and approved by a majority of the attending shareholders, with 129.973.757 votes in favor and 200 abstentions, according to the voting map attached to these minutes. It was noted that all votes presented by the shareholders attending this Extraordinary Shareholders’ Meeting regarding item 2 were received by the presiding board. Consequently, the Company’s Management is authorized to perform all acts to carry out the above resolutions. There being no further matters to be addressed, the Meeting was adjourned for these minutes to be drawn up, read, approved, being immediately authorized by the Shareholders for its publication to be in summary form and omitting the signatures of the attending shareholders, pursuant to Article 130 of Brazilian Corporations Law. The Chairman then concluded the Meeting. I, Denise Teixeira Gomes, have drawn up these minutes, which will be duly signed by all for the validity of the resolutions now taken. -----------------------------------------------------------------------------------------

MARCELO LUIZ CURADO Representative of the State of Paraná	MARCEL MARTINS MALCZEWSKI Chairman of the Board of Directors
ADRIANO RUDEK DE MOURA Copel’s Finance and Investor Relations Director	DEMETRIUS NICHELE MACEI Chairman of the Fiscal Council
DANIEL PIMENTEL SLAVIERO Copel's Chief Executive Officer	FERNANDO DE SOUZA LEITE Deloitte Touche Tohmatsu Independent Auditors

LÍVIA BEATRIZ SILVA DO PRADO

THE BANK OF NEW YORK; IT NOW IDIV FUNDO DE INDICE; IT NOW IGCT FUNDO DE INDICE; IT NOW ISE FUNDO DE INDICE; ITAU FTSE RAFI BRAZIL 50 CAPPED INDEX FIA; ITAU GOVERNANCA CORPORATIVA ACOES FI; ITAU HEDGE PLUS MULTIMERCADO FI; ITAU SMALL CAP MASTER FUNDO DE INVESTIMENTO EM ACOES; ITAÚ AÇÕES DIVIDENDOS FI; ITAÚ EXCELÊNCIA SOCIAL AÇÕES FUNDO DE INVESTIMENTO; ITAÚ HEDGE MULTIMERCADO FUNDO DE INVESTIMENTO; ITAÚ LONG AND SHORT PLUS MULTIMERCADO FI; ITAÚ MULTIMERCADO GLOBAL EQUITY HEDGE FI; ITAÚ MULTIMERCADO LONG AND SHORT FI; LONG BIAS MULTIMERCADO FI

SHAREHOLDERS WHO PARTICIPATED BY DISTANCE VOTE:

BNDES PARTICIPACOES S/A BNDESPAR; CALIFORNIA PUBLIC EMPLOYEES RETIREMENT SYSTEM; LEGAL AND GENERAL ASSURANCE PENSIONS MNG LTD; CITY OF LOS ANGELES FIRE AND POLICE PENSION PLAN; IRISH LIFE ASSURANCE PLC; LOCAL AUTHORITIES SUPERANNUATION FUND; MANAGED PENSION FUNDS LIMITED; NORGES BANK; STATE OF IND PUBLIC EMPL RET FUND; THE EMERGING M.S. OF THE DFA I.T.CO.; CAISSE DE DEPOT ET PLACEMENT DU QUEBEC; CATERPILLAR INC MASTER RETIREMENT T; TEACHERS RETIREMENT SYSTEM OF THE STATE OF ILLINOIS; UTAH STATE RETIREMENT SYSTEMS; EMER MKTS CORE EQ PORT DFA INVEST DIMENS GROU; DUNHAM INTERNATIONAL STOCK FUND; INTERNATIONAL EQUITY FUND; ALLIANCEBERNSTEIN COLLECTIVE INVESTMENT TRUST SERIES; NEW YORK STATE TEACHERS RETIREMENT SYSTEM; JOHN HANCOCK FUNDS II EMERGING MARKETS FUND; IVESCO FTSE RAFI EMERGING MARKETS ETF; VANGUARD TOTAL WORLD STOCK INDEX FUND, A SERIES OF; STICHTING PGGM DEPOSITARY; SCHWAB EMERGING MARKETS EQUITY ETF; THE BANK OF N. Y. M. (INT) LTD AS T. OF I. E. M. E. I. F. UK; INVESCO MARKETS III PLC - INV FTSE RI EMERGING MARK U ETF; AB BOND FUND, INC. - AB ALL MARKET REAL RETURN PORTFOLIO; LEGAL GENERAL GLOBAL EMERGING MARKETS INDEX FUND; CUSTODY B. OF J. LTD. RE: STB D. E. E. F. I. M. F.; GLOBEFLEX EMERGING MARKETS SMALL CAP, L.P.; ISHARES EMERGING MARKETS FUNDAMENTAL INDEX ETF; VANGUARD FUNDS PUBLIC LIMITED COMPANY; ARROWSTREET US GROUP TRUST; CENTURYLINK, INC. DEFINED BENEFIT MASTER TRUSTGMO IMPLEMENTATION FUND, A SERIES OF GMO TRUST; CENTURYLINK, INC. DEFINED CONTRIBUTION PLAN MASTER TRUST; SCOTTISH WIDOWS INVESTMENT SOLUTIONS FUNDS ICVC- FUNDAMENTAL; ARR. CAP. IRE. LTD FAOBO ARR. GL. EQ. (GBP) CCF, A SF OACCF; STATE STREET IRELAND UNIT TRUST; SSGA SPDR ETFS EUROPE II PUBLIC LIMITED COMPANY; ARROWSTREET (CANADA) GLOBAL WORLD ALPHA EXTENSION FUND I; ROCHE U.S. RETIREMENT PLANS MASTER TRUST; GMO BENCHMARK-FREE FUND, A SERIES OF GMO TRUST; ARROWSTREET COLLECTIVE INVESTMENT TRUST; ARROWSTREET GLOBAL EQUITY ACWI TRUST FUND; VANGUARD INV FUNDS ICVC-VANGUARD FTSE GLOBAL ALL CAP INDEX F; ARROWSTREET CAPITAL GLOBAL ALL COUNTRY ALPHA EXTENSION FUND; FRANKLIN LIBERTYSHARES ICAV; FRANKLIN TEMPLETON ETF TRUST - FRANKLIN FTSE BRAZI; VANGUARD EMERGING MARKETS STOCK INDEX FUND; VANGUARD ESG INTERNATIONAL; FRANKLIN TEMPLETON ETF TRUST - FRANKLIN FTSE LATIN; ARROWSTREET EAFE ALPHA EXTENSION TRUST FUND; AVIVA I INVESTMENT FUNDS ICVC - AVIVA I INTERNATIONAL I T F; VANGUARD FIDUCIARY TRT COMPANY INSTIT T INTL STK MKT INDEX T; MERCER UCITS COMMON CONTRACTUAL FUND; ALLIANZ GLOBAL INVESTORS FUND - ALLIANZ BEST STYLE; VANGUARD F. T. C. INST. TOTAL INTL STOCK M. INDEX TRUST II; VANGUARD INVESTMENT

SERIES PLC / VANGUARD ESG EMER; JADWA INTERNATIONAL LISTED EQUITIES SPC; BLACKROCK ASSET MANAG IR LT I ITS CAP A M F T BKR I S FD; IBM PERSONAL PENSION PLAN TRUST; BUREAU OF LABOR FUNDS - LABOR RETIREMENT FUND; MINEWORKERS PENSION SCHEME; VANGUARD TOTAL INTERNATIONAL STOCK INDEX FD, A SE VAN S F; FERNANDO LUIZ COTTA DA SILVA

Represented by the President of the Assembly

DENISE TEIXEIRA GOMES

Secretary